Filed Pursuant to Rule 433

Registration Statement No. 333-281614-02

Dated March 6, 2025

Final Term Sheet

Evergy Kansas Central, Inc.

Notes, 4.70% Series due 2028 (the “notes”)

Issuer:	Evergy Kansas Central, Inc.

Trade Date:	March 6, 2025

Settlement Date*:	March 13, 2025 (T+5)

Expected Ratings**:	Moody’s Investors Service, Inc.: Baa1 (stable) S&P Global Ratings: BBB+ (stable)

Title of Securities:	Notes, 4.70% Series due 2028

Principal Amount:	$300,000,000

Maturity Date:	March 13, 2028

Interest Payment Dates:	Semi-annually on March 13 and September 13, beginning on September 13, 2025

Coupon (Interest Rate):	4.70%

Benchmark Treasury:	4.250% due February 15, 2028

Benchmark Treasury Price/Yield:	100-21 / 4.011%

Spread to Benchmark Treasury:	+73 basis points

Yield to Maturity:	4.741%

Price to Public:	99.887% of the principal amount, plus accrued interest from March 13, 2025, if settlement occurs after that date

Optional Redemption:	The Issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date; and (ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP/ISIN:	30036F AE1 / US30036FAE16

Concurrent Bond Offering:	Concurrently with this offering, the Issuer is also offering $300,000,000 aggregate principal amount of First Mortgage Bonds, 5.25% Series due 2035, pursuant to a separate prospectus supplement and term sheet (the “Concurrent Bond Offering”) and not by means of the prospectus supplement for the offering to which this communication relates. This communication is not, and should not be construed as, an offering of any securities other than the notes offered hereby. The completion of the offering of the notes is not contingent on the success of any other offering, including the Concurrent Bond Offering.

Joint Book-Running Managers:	MUFG Securities Americas Inc. PNC Capital Markets LLC Regions Securities LLC TD Securities (USA) LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	UMB Financial Services, Inc. Academy Securities, Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-281614-02). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MUFG Securities Americas Inc., PNC Capital Markets LLC, Regions Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc. or U.S. Bancorp Investments, Inc. can arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll-free at 1-877-649-6848, PNC Capital Markets LLC toll-free at 1-855-881-0697, Regions Securities LLC toll free at 1-800-734-4667, TD Securities (USA) LLC toll-free at 1-855-495-9846, Truist Securities, Inc. toll-free at 1-800-685-4786 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

*

It is expected that delivery of the notes will be made against payment therefor on or about March 13, 2025, which will be the fifth business day (T+5) following the date hereof. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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